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                                                                       Exhibit D

                        RIGHT OF FIRST REFUSAL AGREEMENT

     This RIGHT OF FIRST REFUSAL AGREEMENT (the "Agreement") is entered into as of August 19, 2002 by and among The Bluebook International Holding Company, a Delaware corporation (the "Company"), Mark A. Josipovich, Daniel E. Josipovich, Daniel T. Josipovich and Dorothy E. Josipovich (each a "Founder" and collectively, the "Founders") and Cotelligent, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS

     The Company and the Purchaser are parties to the Series C Preferred Stock Purchase Agreement of even date herewith, pursuant to which the Purchaser is purchasing shares of the Company's Series C Preferred Stock (the "Series C Preferred");

     The Founders are the beneficial owners of the number of shares of Common Stock set forth opposite each Founder's name on Schedule A hereto; and

     The Founders wish to provide further inducement to the Purchaser to purchase the Series C Preferred by providing the Purchaser with a right of first refusal to purchase the Founders' Common Stock as provided in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement;

     The parties agree as follows:

     1. Restrictions on Transfer of Shares by the Founders. Except as otherwise provided in this Agreement, the Founders will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities (as defined below) now or hereafter owned or held by the Founders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

     2. Definitions.

     Equity Securities. For purposes of this Agreement, the term "Equity Securities" shall mean any securities having voting rights in the election of the Board of directors of the Company not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

     3. Agreements Among the Company, the Purchaser and the Founders.

          3.1 Rights of First Refusal.

               (a) Transfer Notice. If at any time any Founder proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (a "Transfer"), then such Founder shall give Purchaser written notice of the Founder's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred ("Offered Shares"), and (ii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Founder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer, subject to any obligation to keep the identity of the prospective transferee confidential.

               (b) Purchaser's Option. Purchaser shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Purchaser may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying such Founder in writing before expiration of the such ten (10) day period. If Purchaser gives the Founder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at the Company's principal place of business or such other place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after Purchaser's receipt of the Transfer Notice, unless the value of the purchase price has not yet been established pursuant to Section 3.1(c) below.

               (c) Valuation of Property. Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, Purchaser shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If such property does not have a readily ascertainable value, and if the Offered Shares are common stock or other Equity Securities sold on the public market, then the value of such property shall be deemed to be the value of such Offered Shares, which shall be equal to the average daily trading price over the ten (10) day period immediately preceding the date of the Transfer Notice. For any other Offered Shares, Founder and Purchaser shall use their best efforts to agree upon a value of such property within ten (10) days of Purchaser's receipt of the Transfer Notice. If the Founder and Purchaser cannot agree on such cash value within ten (10) days after Purchaser's receipt of the Transfer Notice, Founder and Purchaser shall mutually select an appraiser who is active in the appraisal of the type of property at issue within twenty (20) days after Purchaser's receipt of the Transfer Notice. Founder shall submit Founder's determination of value ("Founder's Value") and Purchaser shall submit Purchaser's determination of value ("Purchaser's Value") to such appraiser, at such time or times and in such manner as Founder and Purchaser shall agree (or as soon as possible as determined and directed by the appraiser if Founder and Purchaser do not promptly agree). The appraiser shall promptly (but in no event beyond ten (10)
          days) select either Founder's Value or Purchaser's Value as the fair value of the subject property, and such determination shall be binding on Founder and Purchaser. If Founder's determination is selected as


                                       2

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          the fair value of the property, then Purchaser shall bear all of the appraiser's costs and fees. If Purchaser's determination is selected as the fair value of the property, the Founder shall bear all of the broker's costs and fees. If the time for the closing of Purchaser's purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

          3.2 Non-Exercise of Rights. To the extent Purchaser has not exercised its rights to purchase all of the Offered Shares within the time periods specified in Section 3.1, the Founder shall have until the later of (1) the closing date set forth in the Transfer Notice, or (2) a period of sixty
     (60) days from the expiration of such rights in which to sell the Offered Shares not so purchased (the "Open Period") upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s). The third-party transferee(s) shall acquire any such Offered Shares free and clear of subsequent rights of first refusal under this Agreement. In the event the Founder does not consummate the sale or disposition of all of the Offered Shares not purchased by Purchaser within the Open Period, Purchaser's first refusal rights shall continue to be applicable to any subsequent disposition of any of the Offered Shares by the Founder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of Purchaser under this Section 3 to purchase Equity Securities from the Founder shall not adversely affect its right to make subsequent purchases from the Founder of Equity Securities.

          3.3 Limitations to Rights of First Refusal. Notwithstanding the provisions of Section 3.1 of this Agreement, any Founder may sell or otherwise assign, with or without consideration, Equity Securities to either (i) the Founder's spouse, parent, sibling, child, or any of their lineal descendants (collectively, the "Immediate Family") or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Founder's Immediate Family, or to a trust for the Founder's own self or any partnership, limited liability company or corporation qualified under Subchapter "S" of the Internal Revenue Code beneficially owned solely by the Founder and/or the Immediate Family; provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of the applicable Founder or Founders under this Agreement with respect to the transferred securities; or (ii) to Microsoft, Cisco, KPMG or Hewlett Packard and their successors-in-interest by merger, division or sale of substantially all the assets or stock of any of the foregoing companies, which transfer shall be made free and clear of subsequent rights of first refusal under this Agreement.

          3.4 Failure to Close. In the event that Purchaser elects to purchase the Offered Shares within the time period specified in Section 3.1 above but fails to close such purchase within the time period specified therein, then Founder may seek any contract remedy it may have in such event, including specific performance.

     4. Assignments and Transfers; No Third Party Beneficiaries. Purchaser may not assign any rights under this Agreement, except to a successor-in-interest by merger or sale of substantially all of the assets or stock of Purchaser. Subject to the foregoing, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns (except as provided in Section 3.3 above) and legal representatives, but shall not otherwise be for the benefit of any third party.


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     5. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by a Founder shall bear the following legend upon its face until this Agreement terminates:

          "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN PURCHASERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

     6. Effect of Change in Company's Capital Structure. The provisions of this Agreement shall apply to any new or different shares issued to the Founders as the result of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

     7. Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed (i) in the case of a Founder to that Founder's address as set forth in the signature pages hereto or such other address as a Founder may designate in writing from time to time, (ii) in the case of the Company, to its principal office, (iii) in the case of Purchaser at the address of Purchaser as set forth in the signature pages hereto or such other address for Purchaser as shall be designated in writing from time to time by Purchaser; or (iv) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) business days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

     8. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founders agree to cooperate affirmatively with the Company and Purchaser, to the extent reasonably requested by the Company or Purchaser, to enforce rights and obligations pursuant hereto.

     9. Term. This Agreement shall terminate upon (i) the mutual written consent of the Company, Purchaser and each of the Founders, (ii) upon the transfer of all the Equity Securities in accordance with this Agreement, or (iii) upon the sale of all of the securities of the Company then held by Purchaser.

     10. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties to this Agreement. This Agreement shall be interpreted under the laws of the State of California without reference to California conflicts of law provisions.


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

     11. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the written consent of each Founder and the written consent of the Purchaser. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Founder and all Purchasers and their respective successors and permitted assigns.

     12. Separability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     13. Attorney's Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                        [SIGNATURES APPEAR ON NEXT PAGE]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:                                     FOUNDERS:
                                              /s/ Mark A. Josipovich
THE BLUEBOOK INTERNATIONAL                   ---------------------------------
HOLDING COMPANY,                             Mark A. Josipovich
a Delaware corporation

                                             Address:
                                                     -------------------------
By: /s/ Mark A. Josipovich
   ------------------------------                    -------------------------
   Mark A. Josipovich,
   President                                         -------------------------

                                              /s/ Daniel E. Josipovich
                                             ---------------------------------
                                             Daniel E. Josipovich

PURCHASER:
                                            Address:
COTELLIGENT, INC.,  a Delaware                      -------------------------
corporation
                                                    -------------------------
By: /s/ Steven C. Machiorlette
   -----------------------------                    -------------------------
   Steven C. Machiorlette
   Senior Vice President                     /s/ Daniel T. Josipovich
                                            ---------------------------------
Address:                                    Daniel T. Josipovich

   100 Theory, Suite 200
   Irvine, California 92612                 Address:
   Attn: Daniel E. Jackson                           -------------------------

                                                     -------------------------

                                                     -------------------------

                                             /s/ Dorothy E. Josipovich
                                            ----------------------------------
                                            Dorothy E. Josipovich


                                             Address:
                                                     -------------------------

                                                     -------------------------

                                                     -------------------------



              [SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AGREEMENT]